Exhibit 99

AMENDED AND RESTATED

HUGHES ELECTRONICS CORPORATION

COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

1. Name and Purpose

The name of this plan is the Hughes Electronics Corporation Compensation Plan for Non-Employee Directors (the “Plan”). Its purpose is to provide Non-Employee Directors (“Directors”) of Hughes Electronics Corporation (the “Corporation”) with an opportunity to defer compensation earned as a Director while providing Directors a means to increase their stock ownership. The Plan’s purpose will be accomplished by using restricted stock units (RSUs) and stock options and will ensure that the compensation of the Directors is closely aligned with stockholder interests and the performance of the Corporation.

2. Effective Date

The Plan was originally effective as of March 29, 1995 and was previously amended on October 1, 1999, June 30, 2000, May 22, 2001, December 4, 2001, July 15, 2002, January 1, 2003 and January 28, 2003. The Plan is now amended and restated effective as of December 22, 2003.

3. Administration

The Corporation’s Board of Directors (“Board”) will administer the Plan. The decisions of the Board with respect to any questions arising as to the interpretation of the Plan, including the severability of any and all of the provisions thereof, shall be final, conclusive and binding on all parties.

The Board is authorized, subject to the provisions of the Plan, from time to time to establish such rules and regulations, and to delegate responsibilities, as it deems appropriate for the proper administration of the Plan.

4. Eligibility

Eligibility to participate in the Plan will be limited to Directors who are not current or former officers of the Corporation or of a subsidiary of the Corporation.

5. Election of Deferral; Required Deferral

Effective upon the closing of the transactions announced on April 9, 2003 between the Corporation, General Motors Corporation, and The News Corporation Limited for compensation earned thereafter, both the required deferral of compensation in this Section 5 and the ability to elect to defer compensation in Sections 5 and 6 are suspended.

On or before December 31 of any year, each Director, or nominee for election as a Director, must make an irrevocable election to defer receipt of all or a specified portion of the compensation (exclusive of expense reimbursement) otherwise payable during the following year for serving on the Board of the Corporation and its Committees and for attending meetings of the Board. The Plan will establish and maintain for each Director an unfunded deferred compensation account. The Director’s compensation will be accumulated but not credited to such Director’s deferred compensation account until December 31, the last day of the year the compensation would otherwise be payable.

A Director’s deferred compensation credited to his or her account will be credited to one or more of two hypothetical investment alternatives, including a cash-based alternative, and a Hughes Electronics Corporation common (“Hughes common”) stock-based alternative, as the Director shall elect. Grants of non-qualified Hughes common stock options shall be approved prior to the actual grant date by the Hughes Electronics Corporation Board of Directors as recommended by the Nominating/Corporate Governance Committee.

For a newly-elected Director, the election under the Plan for the remainder of the calendar year in which the Director joins the Board must be made prior to the month in which the initial compensation to be deferred is payable.

Each annual election will include the method by which the value of amounts deferred will be measured and distributed in accordance with Sections 7 and 8 below, respectively.

Effective January 1, 2000, 50% of each Director’s annual retainer is required to be deferred in the form of Hughes common stock based units, in accordance with Section 7(b) below.

6. Manner of Electing Deferral

A Director will elect to defer all or a portion of his or her compensation by giving written notice to the Corporation before January 1 of the year in which the compensation is to be earned. Such notice will include:

(a) The mandatory deferral, which will equal 50% of the Director’s retainer and will be deferred in the form of RSUs (Hughes common stock units); and

(b) Either the (i) election of a voluntary deferral of the balance of the Director’s remaining compensation that may be credited under the cash-based, stock-based alternatives, or both, or the (ii) instruction to pay the balance of compensation in monthly cash installments; and

(c) The election of a lump sum payment or a number of annual installments (not to exceed ten) for distribution of deferred compensation.

In subsequent annual elections, a Director may change any or all of the above elections, as they apply to future compensation.

All deferrals will be accumulated but will not be recorded to the Director’s account until December 31 at the end of the year.

7. Value of Compensation Accounts

Compensation that is not deferred shall be paid in cash in monthly installments.

Deferred compensation will be held in the Director’s account and will be credited, pursuant to the Director’s instructions, as follows:

(a) Cash-Based Deferral Alternative

Amounts deferred under this alternative will earn interest at a rate equal to 120% of the average U.S. Treasury 10-year bond yield calculated for the month of October that immediately precedes the plan year for which the rate is to be used.

(b) Stock-Based Deferral Alternative

Amounts deferred under this alternative will be converted into RSUs representing Hughes common stock determined by dividing the amount of deferred compensation in each quarter by the average daily closing market prices of such stock as reported in a publicly available stock price source for that year. The use of units is for recordkeeping purposes; only cash and not shares shall be paid from this alternative. On any dividend payment date, dividend equivalents in the form of additional RSUs will be accumulated in an amount equal to the per share cash dividend multiplied by the number of RSUs in the Director’s account on the record date for such dividend; at the end of the year, the accumulated dividend equivalent amount will be divided by the average market price of such stock for the year and the additional RSUs so determined shall be recorded to the Director’s account on December 31. In the event of any change in the number or kind of any outstanding shares of the Hughes common stock by Hughes Electronics Corporation, appropriate adjustments will be made in the number of units credited to a Director’s account.

Amounts credited to the Director’s account will continue to accumulate dividend equivalents until distributed in accordance with provisions of the Plan. Average market price on any valuation date under the Plan is defined as the mean of the highest and lowest sales prices of Hughes common stock as reported in a publicly available stock price source.

In the event that the Director’s account has been credited with units calculated as provided in this Section 7, the value of such portion of the account for purposes of distribution to the Director will be determined by multiplying the number of units credited to the account by the average daily closing market price of the underlying stock as reported in a publicly available stock price source for the calendar quarter preceding delivery.

A Director will not have any interest in the deferred compensation held in his or her account until it is distributed in accordance with the Plan.

(c) Stock Options

On occasion, the Hughes Board of Directors (or its Nominating/Corporate Governance Committee) may direct that compensation be paid in the form of Hughes common stock options. The number of Hughes common stock options to be included under any option grant or the methodology by which the amounts deferred will be converted into options (using the Black-Scholes stock option model methodology or other methodology) and the terms of the option will be determined from time to time in the sole discretion of the Board (or its successor committee). Such stock options will be granted on the same date and at the same exercise price as stock options are awarded under the Hughes Electronics Corporation Incentive Plan or its successor or on another date and price determined by the Board.

The stock options will have a term of up to 10 years and 2 days from the date of grant, subject to earlier termination as provided herein. A stock option will become exercisable one year from the date of grant and not earlier (unless otherwise determined by the Board in advance of the grant date), except upon a Change in Control.

Upon (or, as may be necessary to effectuate the purposes of the acceleration, immediately prior to) the consummation of a Change in Control, as defined in the Hughes Electronics Corporation Incentive Plan, each option will vest immediately and become exercisable. The Board of Directors shall provide any Director the right to refuse any acceleration, whether pursuant to the option or otherwise. Any acceleration of vesting shall comply with applicable legal requirements and, if necessary to accomplish the purposes of the acceleration or if the circumstances otherwise require, may be deemed by the Board of Directors to occur (subject to the following paragraph) not greater than 10 days before or only upon the consummation of the event.

If the vesting and exercisability of an option has been accelerated pursuant to the previous paragraph, but the option is not timely exercised at or before the consummation of the applicable event, then the option shall terminate, unless the Board of Directors provide for assumption, substitution or continuation of the option or other rights by other means.

If the vesting of an option has been accelerated expressly in anticipation of any event and subject to consummation or stockholder approval of the event, and the Board of Directors later determines that the event will not occur, the Board of Directors may rescind the effect of the acceleration as to any then outstanding, unexercised options.

If a Director leaves the Board before the stock option is first exercisable, the stock option will terminate on the date that such Director is no longer an active Director.

Stock options available under the Plan are not transferable other than by will or by the laws of descent and distribution. A Director’s beneficiary, or if no such designation has been made, the Director’s legal representative or such other person entitled thereto by a court of competent jurisdiction, may exercise, in accordance with the Plan’s provisions, all unexercised options for a period of three years from the date of the Director’s death, subject to earlier expiration of the stock option by its original terms.

The Director will make payment in full of the stock option exercise price at the time of exercise. The stock option exercise price may be paid by the Director either in cash or shares of Hughes common stock, or a combination of cash and shares, to be valued at the stock’s fair market value on the date of exercise (average of the high and low prices, rounded up to the next higher whole cent). A cashless exercise of such stock options will be permitted in accordance with the administrative procedures for exercising stock options established pursuant to the Hughes Electronics Corporation Incentive Plan or its successor.

If a Director leaves the Board while holding unexercised stock options previously granted to him or her under the Plan, such stock options will immediately be forfeited, except in the case of the Director’s (i) death, (ii) disability, (iii) retirement after attaining the age of 70, or (iv) such other conditions as may be approved by the Board. Stock options granted to a Director who ceases to be a Director under the circumstances set forth in clauses (i), (ii), (iii) or (iv) of the preceding sentence will remain exercisable for a period of the lesser of the term of the grant or five years from the date the Director leaves the Board.

8. Method of Distribution of Deferred Compensation

No distribution will be permitted from a Director’s deferred compensation account except as provided in this Section 8.

The value of a Director’s deferred compensation account invested in RSUs or cash alternatives is payable in accordance with the Director’s deferral election, in cash, in a lump sum or in up to ten annual installments as provided in Section 6. If annual installments are elected, the amount of the first payment will be a fraction of the value of the Director’s deferred compensation account as of December 31st of the year preceding payment, the numerator of which is one and the denominator of which is the total number of installments elected. The amount of each subsequent payment will be a fraction of the value as of December 31st of the year preceding each subsequent payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid.

The distribution of the deferred compensation will be made as soon as practicable in January of the year following a Director’s ceasing to be a Director.

If a Director leaves the Board with deferred compensation for less than one year, the compensation earned will be paid to such Director in a lump sum, therefore, negating the original number of installment payments elected.

9. Distribution Upon Death

A Director may designate a beneficiary or beneficiaries to receive amounts credited under the Plan in the event of the Director’s death. A designation of beneficiary or beneficiaries shall be on a form prescribed by and filed with the Corporate Secretary. In the event of death, the unpaid amount in such Director’s Plan account will be paid to his or her beneficiary, but if none has been designated, to his or her estate. Such payment will be made in one lump sum. The value of the Plan account on the date of payment will be determined in accordance with the provisions of Section 7 hereof.

10. Participant’s Rights Unsecured

The right of any Director to receive the compensation deferred under the provisions of the Plan will be an unsecured claim against the general assets of the Corporation.

11. Non-Assignability

The right of a Director to the payment of deferred compensation as provided in this Plan shall not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation, except as provided in Section 9.

12. Statement of Account; Statement of Stock Options

Statements will be sent to Directors as soon as practicable each year as to the value of their deferred compensation accounts as of the end of the previous year, together with a summary of their stock options.

13. Business Days

If any date specified herein falls on a Saturday, Sunday or legal holiday such date shall be deemed to refer to the next business day after that date.

14. Limitation on Aggregate Shares; Adjustments to Stock Options and/or RSUs; Source of Plan Shares

The aggregate maximum number of shares issued upon exercise of stock options granted pursuant to the Plan will be 50,000 shares (150,000 shares effective with the June 30, 2000 stock split) of Hughes common stock, in each case subject to adjustment pursuant to this Section 14.

Outstanding stock options and RSUs awarded under the Plan will be subject to appropriate adjustment in the event of future stock splits, stock dividends, spin-offs, split-offs or other changes in capitalization of Hughes Electronics Corporation to prevent the dilution or enlargement of the Director’s rights under the Plan. Such adjustments to stock options will be made in the same manner as adjustments to stock options issued pursuant to the Hughes Electronics Corporation Incentive Plan or its successor. Such adjustments to RSUs will be made in the same manner as adjustments to shares of Hughes common stock.

The shares of stock to be used under this Plan will be made available from reacquired shares or from newly issued stock or a combination of the two at the discretion of the Hughes Electronics Corporation Board of Directors or a Committee of such Board or its delegate as designated by such Board.

15. Amendment and Termination

This Plan may at any time be amended, modified or terminated by the Corporation’s Board to comply with changes in the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended, or the rules or regulations promulgated thereunder. In addition the Corporation’s Board may, in its sole discretion, modify the terms and conditions of the Plan in response to, and consistent with, any changes in other applicable law, rule or regulation. The Corporation’s Board also reserves the right to modify the Plan from time to time, or to suspend or terminate the Plan entirely, provided, however, that no modification of the Plan, except for such modifications as may be required by law, rule or regulation, will operate to annul an election already in effect for the current calendar year or any preceding calendar year.

It is the Corporation’s intent that the Plan comply in all respects with Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), or its successor, and any regulations promulgated thereunder. If any provision of the Plan is found not to be in compliance with such Rule and such regulations, the provision will be deemed null and void, and the remaining provisions of the Plan will continue in full force and effect. All transactions under this Plan will be executed in accordance with the requirements of Section 16 of the Exchange Act and regulations promulgated thereunder.